Exhibit 99.1

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Media Contact: William H. Galligan, 816-983-1551, William.h.galligan@kcsr.com


                   KCSM Announces Tenders from Holders of 97%
                     of KCSM's 10.25% Senior Notes Due 2007

Kansas City, Missouri, November 6, 2006 - Kansas City Southern de Mexico, S.A. de. C.V. (formerly known as TFM, S.A. de C.V.; the "Company"), a wholly-owned subsidiary of Kansas City Southern ("KCS") (NYSE: KSU), announced today that approximately $145.7 million principal amount of its 10.25% Senior Notes due 2007 (CUSIP Nos. 872402AC6 and P91415AA0) (ISIN Nos. US872402AC69 and USP91415AA09) (the "Notes") were tendered on or prior to the Consent Deadline of 5:00 p.m. New York City time, November 3, 2006, pursuant to the previously announced consent solicitation and tender offer for the Notes. The terms and conditions of the consent solicitation and tender offer are set forth in the Offer to Purchase and Consent Solicitation Statement dated October 23, 2006.

The Company also announced the pricing terms of the offer. The total consideration was determined as of 2:00pm, NYC time, on November 3, 2006, by adding (i) a fixed spread of 50 basis points to (ii) the yield to maturity of the 3 1/2% U.S. Treasury Note due May 31, 2007 (the "Reference Security"). The yield of the Reference Security was 5.120%. The total consideration is $1,025.39 per $1,000 principal amount, plus accrued interest. This amount includes a consent fee of $30 per $1,000 principal amount, payable to those holders who validly tendered their Notes prior to 5:00pm, NYC time, on November 3, 2006. For Notes tendered after the Consent Date and prior to the Expiration Date, the tender offer consideration will be $995.39 per $1,000 principal amount, plus accrued interest.

As previously announced in the press release on October 23, 2006, the tender offer will expire at midnight, New York City time, on November 20, 2006, unless extended.

The Company has engaged Morgan Stanley & Co. Incorporated as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Morgan Stanley toll-free at (800) 624-1808 or collect at (212) 761-1941 (attention: Francesco Cipollone). Requests for documents should be directed to D.F. King & Co., Inc., the Information and Tender Agent for the tender offer and consent solicitation, at (800) 488-8075 or (212) 269-5550.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely by the Statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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Headquartered in Kansas City, Mo., KCS is a transportation  holding company that has railroad investments in the U.S., Mexican and Panama. Its primary U.S. holding includes The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS' North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" and the "Cautionary Information" sections of KCS's Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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